Exhibit 99.1

KUSTOM ENTERTAINMENT AND CYCURION ANNOUNCE AGREEMENT ON TERMS FOR SALE OF LEGACY VIDEO SOLUTIONS SEGMENT

TARGET JUNE 30, 2026 CLOSING DATE

OVERLAND PARK, KS and MCLEAN, VA – April 17, 2026 – Kustom Entertainment, Inc. (Nasdaq: KUST) (“Kustom” or the “Company”), and Cycurion, Inc. (Nasdaq: CYCU) today announced they have entered into a revised, non-binding Memorandum of Understanding (“MOU”) that establishes revised terms for the sale of Kustom’s legacy video solutions segment (the “Business”) to Cycurion from the previously announced MOU on January 22, 2026.

The parties have moved into the final stage of the transaction, focusing on the completion of definitive documentation. Based on the progress made to date, the parties currently anticipate the transaction will close on or prior to June 30, 2026.

Key Transaction Terms

Under the terms of the agreement, the aggregate purchase price is $5,500,000, structured to provide Kustom with immediate liquidity, long-term yield, and equity upside. The consideration consists of:

●	Cash Payment: A $1,250,000 cash down payment payable at closing.

●	Secured Promissory Note: A $4,250,000 secured promissory note bearing 7% interest, payable in 36 monthly installments.

●	Equity Upside: The issuance to Kustom of 2,000,000 common stock purchase warrants with a two-year term (beginning after the underlying shares become registered) and an exercise price of $2.80 per share.

●	Performance Adjustments: An earn-out and clawback mechanism, capped at $1,000,000, based on the Business achieving specific net income milestones, as defined in the definitive agreement, milestones over a one-year period for the clawback and a three-year period for the earn-out.

Strategic Comments

“We are pleased to have reached an agreement on the revised economic terms of this divestiture,” said Stanton Ross, CEO of Kustom. “This moves us into the final stretch of a transition that allows Kustom Entertainment to focus on its core growth initiatives while ensuring our legacy video customers continue to receive high-level service under Cycurion’s stewardship.”

“The acquisition of Kustom’s video solutions segment is a cornerstone of our portfolio expansion,” added L. Kevin Kelly, Chairman and CEO of Cycurion. “Our financial teams have worked closely to validate the pro forma outlook for this business, and we are eager to finalize the documentation and integrate these camera and software solutions into our broader technology offerings.”

Final Timeline and Documentation

The parties have agreed to a 30-day “no-shop” exclusivity period to facilitate the drafting of the final Asset Purchase Agreement. The transaction remains subject to the completion of definitive documentation, customary closing conditions, and any necessary regulatory approvals.

About Kustom Entertainment, Inc.

Kustom Entertainment, Inc. is a leader in live event production and ticketing technology, specializing in large-scale music festivals and end-to-end event management. Its flagship event, Country Stampede, is held annually at the Azura Amphitheater in Bonner Springs, Kansas.

The Company also maintains a legacy segment engaged in video solution technology (in-car and body-worn cameras) for law enforcement and security, currently integrating artificial intelligence to enhance its specialized product lines.

For additional information, please visit www.kustoment.com and www.digitalally.com.

About Cycurion, Inc.

Based in McLean, Virginia, Cycurion is a forward-thinking provider of IT cybersecurity solutions and AI, committed to delivering secure, reliable, and innovative services to clients worldwide. Specializing in cybersecurity, program management, and business continuity, Cycurion harnesses its AI-enhanced ARx platform and expert team to empower clients and safeguard their operations. Along with its subsidiaries, Axxum Technologies LLC, Cloudburst Security LLC, and Cycurion Innovation, Inc., Cycurion serves government, healthcare, and corporate clients committed to securing the digital future. More info: www.cycurion.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties including the ability of the parties to finalize definitive documentation and the satisfaction of closing conditions by the anticipated June 30, 2026 date. Such statements include, but are not limited to, statements regarding the anticipated closing of the transactions contemplated by the MOU; the acceleration of the Company’s inorganic growth strategy; the integration of the Business; and other statements that are not historical facts, including statements which may be accompanied by words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements, except as required by law. Examples of such risks and uncertainties include, but are not limited to, the outcomes of the parties’ investigations and Business integration, risks related to the closings of the transactions contemplated by the MOU, any potential legal proceedings, or the future performance of the Company’s stock. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the U.S. Securities and Exchange Commission, including, without limitation, the risks described in the Company’s 2025 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

For Additional Information, Please Contact:

Kustom Entertainment: Stanton E. Ross, CEO at (913) 456-5878

Cycurion Investor Relations:(888) 341-6680 investors@cycurion.com

Cycurion Media Relations:(888) 341-6680 media@cycurion.com